Exhibit 99.6

Measurement Specialties, Inc.
Pro Forma Combined Condensed Financial Statements
(Unaudited)


The accompanying unaudited pro forma combined condensed financial statements have been derived from the historical results of operations of Measurement Specialties, Inc (the Company or MSI) and the AMP Sensors Division of AMP Incorporated (Sensors) for the year ended March 31, 1998 for MSI, for the year ended December 31, 1997 for Sensors, for the three months ended June 30, 1998 for both MSI and Sensors and as of June 30, 1998 for MSI and August 14, 1998 for Sensors.

The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not purport to be indicative of the operating results that actually would have occurred if the acquisition had been consummated at the beginning of the periods, nor which may result from future operations. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. The acquisition has been accounted for using the purchase method of accounting. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of the Company and the acquisition document.



Measurement Specialties, Inc
Pro Forma Combined Condensed Balance Sheet
                               Historical
                             MSI      Sensors                Pro Forma
                           June 30, 1998       Adjustments    Combined
Assets
Current Assets:
Cash and cash equivalents  $  160     $   0       $  170 (6)    $   330
Accounts Receivable, net    2,651       805                       3,456
Inventories                 3,340     1,093                       4,433
Other current assets          534        65                         599
     Total current assets   6,685     1,963          170          8,818

Property and equipment net of
accumulated depreciation and
amortization                1,813     2,514         (931) (1)     3,396
Other Assets:
Other assets                  816                      85 (3)       901
Goodwill                                            1,652 (2)     1,652
                              816         0         1,737         2,553
                           $9,314    $4,477        $ 976        $14,767

Liabilities and Shareholders Equity
Current Liabilities:
Accounts Payable           $2,504    $  113                     $ 2,617
Other current liabilities   1,177       508          832 (4)      2,517
                            3,681       621          832          5,134
Other liabilities
Borrowings under bank line
  of credit agreement         526                                   526
Long term debt                                     4,000 (3)      4,000
Other liabilities             330                                   330
                              856         0        4,000          4,856

   Total liabilities        4,537       621        4,832          9,990
Shareholders' equity
Common Stock, no par;
  20,000,000 shares
  authorized; issued and
  outstanding 3,582,687     5,502                                 5,502
Additional paid-in capital     75                                    75
Retained earnings (deficit)  (797)                                 (797)
Currency translation           (3)                                   (3)
Net assets of
  acquired business                   3,856        (3,856)  (5)       0
Total shareholders'
     Equity                 4,777     3,856        (3,856)        4,777
                           $9,314    $4,477       $   976       $14,767

  (1) Revaluation to fair value of acquired leasehold improvements.

  (2) Record goodwill. The goodwill associated with the Sensors acquisition will be amortized over 15 years. Sensors was acquired for $3,856 in cash, plus acquisition costs of $185, unfavorable lease costs of $88 and restructuring costs of $448. The excess purchase price of $1,652 was allocated to goodwill.
  (3) Record debt and deferred financing costs associated with acquisition.

  (4) Record accrued expenses associated with the acquisition of $185, restructuring costs of $448, unfavorable lease obligations of $88, unpaid deferred financing costs of $55 and due to seller of $56.
  (5) Eliminate Sensors net assets.
  (6) Net of loan proceeds over initial cash payments.


Measurement Specialties, Inc
Pro Forma Combined Condensed Income Statement
(Unaudited)

                             Historical - Year ended:
                             MSI     Sensors                  Pro Forma
                           31-Mar-98  31-Dec-97  Adjustments    Combined

Net sales                   $29,277     $7,793      ($6) (1)     $37,064
Cost of goods sold           18,896      6,089       (3) (2)      24,982
  Gross profit               10,381      1,704       (3)          12,082

Other expenses (income):
  Selling, general
    and administrative        7,513      4,430     (235) (3)      11,708
  Research and development,
    net of customer funding   1,964      2,735                     4,699
  Interest (net) and
    other income                 25          0      345  (4)         370
                              -----      -----     -----          ------
                              9,502      7,165      110           16,777

Income (loss) before
    income taxes                879     (5,461)    (113)          (4,695)

Provision (benefit)
   for income taxes             102          0   (2,230)  (5)     (2,128)

Net income (loss)              $777    ($5,461)  $2,117          ($2,567)

Earnings (loss) per common share
  Basic                       $0.22                               ($0.72)
  Diluted                     $0.21                               ($0.72)


(1) Elimination of intercompany sales.
(2) Adjustment for intercompany costs.
(3) Amortization of goodwill of $113, offset by adjustment of lease costs of $118 and leasehold amortization of $230.
(4) Interest on acquisition financing and amortization of debt financing costs.
(5) Assumed tax benefit resulting from Sensors loss and adjustments at U.S. statutory rate.



Measurement Specialties, Inc
Pro Forma Combined Condensed Income Statement
(Unaudited)

Historical - Year ended:
                            MSI     Sensors                  Pro Forma
                         31-Mar-98  31-Dec-97  Adjustments    Combined

Net sales                  $3,882      $1,658    ($47) (1)      $5,493
Cost of goods sold          2,568         960     (21) (2)       3,507
  Gross profit              1,314         698     (26)           1,986

Other expenses (income):
  Selling, general and
    administrative          1,857       1,454     (59)  (3)      3,252
  Research and development,
    net of customer funding   455         258                      713
  Interest (net) and
    other income                3           0      86   (4)         89

                            2,315       1,712      27            4,054

Income (loss) before
    income taxes           (1,001)     (1,014)    (53)          (2,068)

Provision (benefit)
    for income taxes         (201)          0     (427)  (5)      (628)

Net income (loss)           ($800)    ($1,014)    $374         ($1,440)

Earnings (loss) per common share
  Basic                    ($0.22)                              ($0.40)
  Diluted                  ($0.22)                              ($0.40)


(1) Elimination of intercompany sales.
(2) Adjustment of intercompany costs.
(3) Amortization of goodwill of $29, offset by adjustment of lease costs of $30 and leasehold amortization of $58.
(4) Interest on acquisition financing and amortization of debt financing costs.

(5) Tax benefit at U.S. statutory rate.